Exhibit 99.1

FOR IMMEDIATE RELEASE

February 15, 2022

Hallador Energy Company, Hoosier Energy announce agreement to transfer ownership of Merom Generating Station, multiyear PPA

TERRE HAUTE & BLOOMINGTON, Ind. – Hallador Energy Company (NASDAQ – HNRG), through its new subsidiary Hallador Power Company, LLC, will acquire Hoosier Energy’s 1-Gigawatt Merom Generating Station, located in Sullivan County, Indiana, in return for assuming certain decommissioning costs and environmental responsibilities. The transaction, which includes a 3.5-year power purchase agreement (PPA), is scheduled to close in mid-July 2022 upon obtaining required governmental and financial approvals.

Per the agreement, Hoosier will purchase 100% of the plant’s energy and capacity through May 2023, reducing purchases to 22% of energy output and 32% of its capacity beginning in June 2023 and through 2025. The companies’ existing renewable PPA – signed in May 2021 and representing 150 MW of solar generation and 50 MW of battery storage – will be retained, with its start date delayed until Merom’s eventual retirement.

“As the future owner and operator of Merom, Hallador secures demand for up to half of its coal production for years to come,” said Hallador Energy CEO Brent Bilsland. “With current and anticipated market power and fuel prices, we’re confident this investment will provide value to our shareholders. In addition, the parties will be keeping their existing solar/battery storage PPA in place providing a path for Merom’s transition to renewable energy when the coal plant is eventually retired. This transaction is an example of how Hallador intends to help the market transition from coal to renewable energy by providing base load capacity in the near term utilizing existing coal-fired power generation while transitioning to renewables in the longer term. It’s a great transaction for all involved parties.”

In January 2020, Hoosier Energy announced a new Long Range Resource Plan, which included the expected retirement of Merom in May 2023. Hoosier said at the time it would sell the plant if the right deal came to fruition. After entertaining interest from a number of different parties, the company found a unique partner in Hallador, which is able to operate the plant at a much lower cost given ownership and control of fuel supply.

“This is an ideal outcome for Hoosier Energy and its member distribution cooperatives, continuing our commitment to provide reliable, affordable and sustainable power,” said Hoosier Energy President & CEO Donna Walker. “It’s a positive development for current Merom employees and Sullivan County as well, preserving more than 100 jobs and a major economic driver for the area. Several milestones must still be achieved prior to completing the transaction, and we will remain diligent as this process continues to progress.”

Hoosier will retain approximately 5,760 acres of land, which has potential for diverse economic redevelopment. Other benefits include elimination of millions of dollars in costs for plant decommissioning and long-term grounds maintenance. The new PPA provides additional capacity to Hoosier as well, another important element of the deal.

“Our 2020 Long Range Resource Plan was the right plan for Hoosier Energy and its members, and it still is,” said Walker. “This agreement creates a win-win dynamic, providing short- and long-term cost savings and continued stability during the transition of our resource portfolio, all while allowing Hoosier to remain on course with the Long Range Resource Plan.”

Hallador will host an investor relations call on February 17, 2022, at 11 a.m. EST to further explain the transaction. See below for details.

Participant Dial In Information (External):

US dial-in number (Toll Free): 1 844 200 6205

US dial-in number: (Local): 1 646 904 5544

International: +1 929 526 1599

Access Code: 417976

***Webcast Details***

Webcast Title: Hallador Energy and Hoosier Transaction

Webcast Date: Thursday, February 17, 2022 at 11:00 AM Eastern Standard Time

Audience URL:

Use this link to access the audience view of the webcast.

https://event.on24.com/wcc/r/3650521/8D7A2FC31917C732E2E3AC907146BCE4

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Hallador Energy Company is headquartered in Terre Haute, Indiana. To learn more visit halladorenergy.com.

Founded in 1949, Hoosier Energy is a generation and transmission cooperative (G&T) with headquarters in Bloomington, Indiana. The G&T provides electric power and services to 18 member distribution cooperatives in central and southern Indiana and southeastern Illinois. We are a community-focused organization that works to efficiently deliver affordable, reliable and safe energy. Collectively, our 18 members serve nearly 760,000 consumers. Hoosier Energy is an equal opportunity provider and employer. For more information, visit www.hoosierenergy.com.

Contact:  Investor Relations

Phone:  (303) 839-5504

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